UICI
--------------------------------------------------------------------------------




                                                 Contact: Warren B. Idsal
                                                          UICI
News Release                                              4001 McEwen, Suite 200
-----------------------------------------------------     Dallas, Texas 75244
                                                          Phone: (972) 392-6700

(For Immediate Release)


UICI ANNOUNCES FIRST QUARTER EARNINGS TO BE LOWER THAN EXPECTED

DALLAS, TX, April 24, 1998----UICI (the "Company" NASDAQ: UICI) reported earnings for the first quarter of 1998 will be less than the operating earnings of $0.44 per share reported for the first quarter of 1997 and will not meet analyst expectations. The decrease is due to lower earnings from the Self Employed Agency Division (SEA). The lower earnings of SEA are the result of conforming the method used to compute the claim reserves on SEA's business, as explained below, and the continuing losses on certain managed care products. UICI will not report any write offs or restructuring charges as a result of these actions and overall insurance operations will report a profit. The operating profits of the other business units for the first quarter of 1998 are in line with expectations. The Company will announce the results of the first quarter on May 5, 1998 prior to the Annual Shareholders Meeting which will be at 1:00 P.M., Central Daylight Time.

UICI indicated in its Annual Report that the claim reserving method employed by the previous administrator of a portion of SEA's insurance business was not comparable to the traditional reserving methods employed by UICI for its other self employed health insurance. While both reserving methods are acceptable for statutory and GAAP reporting, UICI's method is the more conservative of the two methods. The decision to conform the two methods of computing reserves was made to avoid the confusion caused by employing two methods at a time when a continuing evaluation of rates and rate changes are critical in managing the block to profitability. Conforming the two methods resulted in an increase in overall claim reserves approximating $12 million at March 31, 1998.

Also discussed in the 1997 Annual Report as a major concern of the SEA Division was that operating earnings were down in this Division from the prior year because the managed care products sold by a Company agency had an operating loss in 1997. In addition, the Company anticipated that these managed care products would continue to produce losses in the first and second quarter of 1998.

The operating losses for the managed care products were worse than expected in the first quarter of 1998 while the traditional indemnity products continued to produce acceptable profits. The worse than expected results for the first quarter were due to a higher loss ratio on those managed care products with lower deductibles, and a slower than anticipated implementation of rate increases on the managed care products in part due to obtaining regulatory approval of the rate increases in certain states. The Company is continuing the process of redesigning products, raising deductibles and co-payment amounts, implementing approved rate increases, and reexamining our ability to earn adequate returns in certain states. It will take three to six months for the results of these actions to be reflected in the reported financial results.

--------------------------------------------------------------------------------


                                      UICI
                4001 McEwen Drive, Suite 200 Dallas, Texas 75244
                         972-392-6700 Fax: 972-392-6778

The conforming of the reserves and the poor results of the managed care products will cause the SEA Division to report a loss for the first quarter. With the changes either made or to be made in pricing and product design as discussed above, the operating losses on the managed care products are expected to decrease each quarter for the remainder of 1998 which should make the SEA Division profitable in each quarter during the remainder of 1998.


CORPORATE PROFILE:
UICI is a diversified financial services company headquartered in Dallas, Texas. Through its subsidiaries, UICI offers insurance and financial services to niche consumer markets. UICI companies also provide institutional technology and outsourcing solutions to the insurance community.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995:
Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in the regulatory environment, levels of competition including managed health care competition in the health industry, interest rates on student loans and other factors described in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                                 - UICI Page 2 -